Exhibit 99.1

Zynex Reports First Quarter 2025 Financial Results

ENGLEWOOD, Colo., April 29, 2025 -- Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, rehabilitation, and patient monitoring, today reported its financial and operational results for the first quarter ended March 31, 2025.

Management Commentary

“In the first quarter of 2025, we continued to see steady orders for our pain management and private-labeled rehabilitation products. Total orders decreased 3% year-over-year, but our sales force headcount was approximately 39% less as we continue to focus on sales rep productivity, so we were encouraged by the strong performance of the current sales reps. As we previously announced, we were notified of a temporary suspension of payments from our largest insurance customer, Tricare,” said Thomas Sandgaard, President and CEO of Zynex. “We appealed the temporary suspension and had an appeals meeting in April where we presented our data and evidence. We expect a response from Tricare in June or possibly sooner. As directed by Tricare, we continue to support both existing patients and new patients as we receive their prescriptions.

“We made the difficult decision to decrease our overall staff by approximately 15% in the first quarter, which along with other expense reduction efforts should result in savings of approximately $35 million annually. We continue to monitor expenses and adjust as necessary.”

Mr. Sandgaard concluded: “We expect to complete our FDA submission for our NiCO laser pulse oximeter in the next couple of weeks, which we believe can be a significant driver of new customers, revenue streams and will diversify our product offering. Overall, we remain optimistic about the growth opportunities both in pain management and patient monitoring.”

First Quarter 2025 Financial Results

Net revenue was $26.6 million for the three months ended March 31, 2025, compared to $46.5 million in the prior year quarter.

Gross profit in the quarter ended March 31, 2025, was $18.2 million, or 69% of revenue, as compared to $37.2 million or 80% of revenue, in the first quarter of 2024. Gross profit was affected by the Tricare payment suspension and continuing to support new and existing Tricare patients which yields cost of goods sold with no related revenue.

Sales and marketing expense for the three months ended March 31, 2025, decreased 28% to $16.9 million from $23.4 million for the same period in 2024, primarily due to decreased headcount in the sales force.

General and administrative expenses for the three months ended March 31, 2025, were $14.4 million, versus $13.3 million in the prior year period.

Net loss for the three months ended March 31, 2025, totaled ($10.4) million, or ($0.33) per basic and diluted share, as compared to net income of $10,000, or $0.00 per basic and diluted share, in the quarter ended March 31, 2024.

Adjusted EBITDA loss for the three months ended March 31, 2025, was ($11.8) million, as compared to Adjusted EBITDA of $1.7 million in the quarter ended March 31, 2024.

Cash flows from operations for the three months ended March 31, 2025, was ($10.5) million. As of March 31, 2025, the Company had working capital of $40.1 million. Cash and cash equivalents were $23.9 million at March 31, 2025.

Second Quarter 2025 Guidance

The Company expects Q2 2025 net revenue of at least $27 million. Loss per share is expected to be ($0.20) per share or better. The Company expects quarterly revenues to increase throughout the year with the usual seasonality typically experienced.

Conference Call and Webcast Details

Date: Tuesday, April 29, 2025

Time: 4:15 PM Eastern Time (2:15 PM Mountain Time)

U.S. & Canada dial-in number: 800-836-8184

International number: 646-357-8785

Webcast: 1Q25 Webcast Link

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, other income/expense, stock compensation, restructuring, receivables adjustment and non-cash lease charges). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of available earnings. Non-GAAP financial measures should not be considered in isolation from, or as an alternative to, the financial information prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended. our results of operations and the plans, strategies and objectives for future operations; the timing and scope of any potential stock repurchase; and other similar statements.

Words such as "anticipate," "believe," "continue," "could," "designed," "endeavor," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "seek," "should," "target," "preliminary," "will," "would" and similar expressions are intended to identify forward-looking statements. The express or implied forward-looking statements included in this press release are only predictions and are subject to a number of risks, uncertainties and assumptions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. The Company makes no express or implied representation or warranty as to the completeness of forward-looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain CE marking of new products; the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources; the need to keep pace with technological changes; our dependence on the reimbursement for our products from health insurance companies; our dependence on first party manufacturers to produce our products on time and to our specifications' implementation of our sales strategy including a strong direct sales force, the impact of COVID-19 on the global economy; market conditions; the timing, scope and possibility that the repurchase program may be suspended or discontinued; economic factors, such as interest rate fluctuations; and other risks described in our filings with the Securities and Exchange Commission.

These and other risks are described in our filings with the Securities and Exchange Commission including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2024, as well as our quarterly reports on Form 10-Q and current reports on Form 8-K. Any forward-looking statements contained in this press release represent Zynex's views only as of today and should not be relied upon as representing its views as of any subsequent date. Zynex explicitly disclaims any obligation to update any forward-looking statements, except to the extent required by law.

About Zynex, Inc.

Zynex, founded in 1996, develops, manufactures, markets, and sells medical devices used for pain management and rehabilitation as well as non-invasive fluid, sepsis, and laser-based pulse oximetry monitoring systems for use in hospitals. For additional information, please visit: www.zynex.com.

Investor Relations Contact:
Brian M. Prenoveau, CFA
MZ Group – MZ North America
ZYXI@mzgroup.us
+561 489 5315

ZYNEX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS)

(unaudited)

	March 31,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$23,852	$39,631
Accounts receivable, net	14,053	18,022
Inventory, net	13,531	13,919
Prepaid expenses and other	4,978	3,607
Total current assets	56,414	75,179

Property and equipment, net	3,037	3,084
Operating lease asset	9,118	9,820
Finance lease asset	1,068	1,141
Deposits	408	408
Intangible assets, net of accumulated amortization	7,023	7,247
Goodwill	20,401	20,401
Deferred income taxes	8,290	4,799
Total assets	$105,759	$122,079

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$8,166	$7,091
Operating lease liability	4,081	4,030
Finance lease liability	291	287
Accrued payroll and related taxes	3,779	5,456
Total current liabilities	16,317	16,864
Long-term liabilities:
Convertible senior notes, less issuance costs	58,818	58,567
Operating lease liability	9,103	10,151
Finance lease liability	747	789
Total liabilities	84,985	86,371

Stockholders' equity:
Common stock	30	32
Additional paid-in capital	93,489	93,088
Treasury stock, at cost	(92,123)	(87,186)
Retained earnings	19,378	29,774
Total stockholders' equity	20,774	35,708
Total liabilities and stockholders' equity	$105,759	$122,079

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

(unaudited)

	For the Three Months Ended March 31,
	2025	2024
NET REVENUE
Devices	$11,898	$14,025
Supplies	14,680	32,506
Total net revenue	26,578	46,531

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - devices and supplies	8,369	9,298
Sales and marketing	16,940	23,380
General and administrative	14,366	13,328
Total costs of revenue and operating expenses	39,675	46,006

Income (loss) from operations	(13,097)	525

Other expense
Interest expense, net	(703)	(512)
Other expense, net	(703)	(512)

Income (loss) from operations before income taxes	(13,800)	13
Income tax expense (benefit)	(3,404)	3
Net income (loss)	$(10,396)	$10

Net income (loss) per share:
Basic	$(0.33)	$0.00
Diluted	$(0.33)	$0.00

Weighted average basic shares outstanding	31,604	32,344
Weighted average diluted shares outstanding	31,604	32,827

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

(unaudited)

	For the Three Months Ended March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(10,396)	$10
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation	618	638
Amortization	478	461
Stock-based compensation	577	734
Non-cash lease expense	(296)	(187)
Benefit for deferred income taxes	(3,491)	(1)
Change in operating assets and liabilities:
Accounts receivable	3,970	1,399
Prepaid and other assets	(510)	(813)
Accounts payable and other accrued expenses	(1,518)	2,709
Inventory	65	(2,882)
Net cash (used in) provided by operating activities	(10,503)	2,068

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(168)	(153)
Net cash used in investing activities	(168)	(153)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on finance lease obligations	(39)	(123)
Cash dividends paid	—	(3)
Purchase of treasury stock	(4,939)	(13,280)
Proceeds from the issuance of common stock on stock-based awards	7	13
Taxes withheld and paid on employees’ equity awards	(137)	(240)
Net cash used in financing activities	(5,108)	(13,633)

Net decrease in cash	(15,779)	(11,718)
Cash and cash equivalents at beginning of period	39,631	44,579
Cash and cash equivalents at end of period	$23,852	$32,861

ZYNEX, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(AMOUNTS IN THOUSANDS)

(unaudited)

	For the Three Months Ended March 31,
	2025	2024
Adjusted EBITDA:
Net income (loss)	$(10,396)	$10
Depreciation and Amortization*	509	426
Stock-based compensation expense	577	734
Interest expense and other, net	703	512
Income tax (benefit) expense	(3,404)	3
Restructuring charges**	227	—
Adjusted EBITDA	$(11,783)	$1,685
% of Net Revenue	(44)%	4%

* Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.

** Severance of former corporate employees which were fully expensed in Q1-2025.